Exhibit 99.1

Nexvet Provides Update on NV-01 Program

DUBLIN, Ireland and MELBOURNE, Australia, April 15, 2015 – Nexvet Biopharma (Nasdaq: NVET), a veterinary biologic therapy developer, announced today an update on its development program for NV-01, an anti-nerve growth factor (NGF) monoclonal antibody (mAb) for the control of pain associated with canine osteoarthritis.

Following the results of the NV-01 pivotal field safety and efficacy study sample size reassessment (SSR) announced on March 9, 2015, Nexvet has assessed the impact of time, cost, and related logistical issues regarding the feasibility of substantially increasing the number of dogs in the current study, or initiating additional studies. This assessment included consulting with both the United States Food and Drug Administration’s Center for Veterinary Medicine (CVM) and Virbac, the Company’s distribution partner outside of the United States and Canada. The key conclusions from this assessment are:

1.	The current study will continue to completion without a change in study size, and is on-target to be completed by December 2015. The study remains blinded. The SSR indicated this study has a low probability of achieving the primary endpoint designated for U.S. regulatory approval (a statistically significant change in Client Specific Outcome Measures score between enrolment and day 28) without a substantial increase in the current size of the study. However, there are a number of secondary endpoints measured in the study which will benefit further studies of NV-01, and potentially support registration outside the United States.

2.	A new placebo-controlled multi-site field safety and efficacy study will shortly commence assessing various doses and dosing regimens of NV-01. This new study is expected to enrol approximately 150 dogs, cost approximately $1.0 million, and provide valuable information that may assist the design of a future pivotal study. Rather than substantially increasing the size of the current study, Nexvet believes that resources are better spent on additional in-field studies gathering alternative information. The target completion date of this new study is the fourth quarter of 2015.

3.	Nexvet is deferring various program costs associated with NV-01 until the completion of both the current NV-01 pivotal safety and efficacy study and the new study.

4.	Nexvet and Virbac remain strongly committed to the potential of NV-01 as a novel veterinary biopharmaceutical for the control of chronic pain associated with osteoarthritis in dogs.

“By taking a forward-looking approach and employing the SSR, we created an early opportunity to review our strategy, reassess associated expenditures, and rapidly commence additional studies. The new multi-center field study will enable the evaluation of alternative doses and treatment regimens and allow us to evaluate alternative endpoints to optimize NV-01’s clinical assessment,” commented Dr. Mark Heffernan, Chief Executive Officer of Nexvet.

“Late-stage clinical trials assessing anti-NGF mAbs for the control of pain associated with chronic osteoarthritis in humans have recently resumed. We believe the biology supporting this approach is well-substantiated and our previous studies with NV-01 in dogs are strongly supportive. We remain committed to this unique approach for chronic pain management in dogs, and we are pleased that our parallel approach in cats, the NV-02 program, remains on track to complete its proof-of-concept study by mid-2015,” concluded Dr. Heffernan.

About the sample size reassessment (SSR)

An SSR is a statistical tool designed to assess whether the target study size of an active clinical study is likely to meet the study’s primary endpoint or whether additional patients are required. It also addresses futility criteria (which assess whether the investigational product is capable of demonstrating a positive effect). The SSR for NV-01’s pivotal safety and efficacy study was conducted by an independent statistician when 67% of the study’s participants had reached the 28-day primary endpoint.

Although NV-01 did not meet the futility criteria set for the study, the SSR did indicate that, in order to have a high probability of a statistically significant endpoint at the day 28 primary assessment, it would be necessary to substantially increase the current size of the study.

About Nexvet (www.nexvet.com)

Nexvet is a clinical-stage biopharmaceutical company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization™ platform is designed to rapidly create monoclonal antibodies (“mAbs”) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates also build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Forward-Looking Statements

All statements in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to reach a statistically significant endpoint at the primary assessment of the NV-01 pivotal field safety and efficacy study, the results of the current, new or any future NV-01 study, future expenditures relating to NV-01, the time for completion of any of our studies, our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to materially differ from the results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “continue,” “expect,” “may,” “objective,” “plan,” “potential,” “position,” “target,” “will” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future results, performance or achievements. Factors that could cause actual results, performance or achievements to differ materially include those summarized under Risk Factors in our reports on Forms 10-Q and 10-K and the other documents we file from time to time with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update these forward-looking statements, except as required by law.

CONTACT:	Further information:

Investors
Candice Knoll
Blueprint Life Science Group
+1 415-375-3340 Ext. 105
cknoll@bplifescience.com

Media
Lynn Granito
Berry & Company Public Relations
+1 212-253-8881
lgranito@berrypr.com